Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Sanjay Arora, Investor Relations
Intersil Corporation
(408) 546-3454
investor@intersil.com

Intersil Corporation Reports Second Quarter 2007 Financial Results

•	Exceeds high end of revenue estimates

•	Finishes quarter with a book to bill well above one

•	Generates more than $72 million in free cash flow

Milpitas, CA, July 18, 2007 – Intersil Corporation (NASDAQ Global Select: ISIL), a world leader in the design and manufacture of high performance analog semiconductors, today reported financial results for the quarter ended June 29, 2007. Net revenues for the second quarter were $178.3 million, a 5% decrease from $187.6 million in the second quarter of 2006 and a 6% increase from $167.7 million in the first quarter of 2007.

Generally Accepted Accounting Principles (GAAP) Results

For the second quarter of 2007 gross margins were 57.2%. This compares to gross margins of 57.2% in the same quarter last year, and 57.4% in the first quarter of 2007. Operating margins were 18.1%, as compared to operating margins of 19.0% in the same quarter last year, and 19.7% in the first quarter of 2007. Net income was $31.2 million, or $0.23 per diluted share, as compared to net income of $43.0 million, or $0.30 per diluted share in the same quarter last year. For the first quarter of 2007, the Company reported net income of $33.1 million, or $0.24 per diluted share.

Non-GAAP Results

For the second quarter of 2007, non-GAAP gross margins were 57.9%. This compares to gross margins of 57.8% for the same quarter last year, and 58.0% for the first quarter of 2007. Operating margins were 26.9%, as compared to operating margins of 27.7% for the same quarter last year, and 27.1% for the first quarter of 2007. Net income was $42.4 million, or $0.31 per diluted share. This compares to net income of $43.7 million, or $0.30 per diluted share for the same quarter last year, and $40.2 million, or $0.29 per diluted share for the first quarter of 2007.

“We are very pleased with our results for the second quarter,” said Rich Beyer, Intersil’s Chief Executive Officer. “Revenue growth exceeded our expectations due to strong end market demand, particularly in computing. We also increased earnings per share faster than revenue growth, which is a key objective of the Company. New product introductions and design activity continued at a healthy pace and will help provide future growth in the second half of 2007.”

By end market, Intersil’s second quarter revenues were as follows: high-end consumer (27.7% of revenues), computing (25.0% of revenues), industrial (24.5% of revenues), and communication (22.8% of revenues). “Our sales in the computing, industrial and consumer markets all grew sequentially, and due to the ramp of new products and strong design win momentum, we experienced stronger than expected sales in computing,” said Dave Bell, Intersil’s President and Chief Operating Officer. “Solid growth in the industrial market was driven by seasonal demand and our growing portfolio of general purpose proprietary products. As expected, we saw a slight sequential decline in the communications market as we further reduced our inventory at distributors.”

During the quarter, the Company generated more than $72 million in free cash flow. The Company used this cash flow, together with existing cash, to repurchase approximately $120 million or 3.9 million shares of its stock under a previously announced stock repurchase program. The Company’s Board of Directors has also authorized the payment of a quarterly dividend of $0.10 per share of common stock. The payment of this dividend will be made on August 17, 2007 to shareholders of record as of the close of business on August 7, 2007.

Business Outlook

“For the third quarter, we expect continued solid sequential revenue growth as we enter a seasonally strong quarter for our computing and consumer related products,” said Rich Beyer. “As a result, we currently anticipate third quarter revenues to increase between 6% and 8% from the second quarter. We expect GAAP earnings per diluted share of approximately $0.27 and non-GAAP earnings per diluted share of approximately $0.34.”

Investors and interested parties within the United States may listen to Intersil’s conference call on July 18th at 1:45 p.m. Pacific/4:45 p.m. Eastern by dialing (866) 277-1184 and using the password “Intersil.” International callers may connect to the call by dialing (617) 597-5360. A replay of Intersil’s conference call will be available for two weeks by dialing (888) 286-8010 in the U.S. or (617) 801-6888 internationally using the access code “63834723”. A webcast replay of the conference call will be available for two weeks on the Company’s web site at http://www.intersil.com/investor. A copy of this press release may be found on the Company’s web site at http://www.intersil.com/investor.

About Intersil

Intersil Corporation is a world leader in the design and manufacture of high-performance analog semiconductors. The Company’s products address some of the industry’s fastest growing markets, such as, flat panel displays, cell phones, other handheld systems, and notebooks. Intersil’s product families address power management functions and analog signal processing functions. Intersil products include ICs for battery management, hot-swap and hot-plug controllers, linear regulators, power sequencers, supervisory ICs, bridge drivers, PWM controllers, switching DC/DC regulators and power MOSFET drivers; optical storage laser diode drivers; DSL line drivers; video and high-performance operational amplifiers; data converters; interface ICs; analog switches and multiplexers; crosspoint switches; voice-over-IP devices; and ICs for military, space and radiation-hardened applications. For more information about Intersil or to find out how to become a member of our winning team, visit the Company’s web site and career page at www.intersil.com.

NON-GAAP REPORTING

In addition to GAAP reporting, Intersil reports net income or loss, as well as earnings per share, gross margin and operating margin on a non-GAAP basis. This non-GAAP earnings information excludes stock-based compensation expense, amortization of intangibles and unusual items and their related tax effects. Intersil believes this non-GAAP earnings information provides meaningful insight into the Company’s on-going performance and has therefore chosen to provide this information to investors for a more consistent basis of comparison and to emphasize the results of on-going operations. Intersil also uses this information internally to evaluate and manage the Company’s operations and to determine performance based incentive compensation. A reconciliation between GAAP and non-GAAP net income is included in the tables below.

FORWARD-LOOKING STATEMENTS

Intersil Corporation press releases and other related comments may contain forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, in connection with the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon Intersil Corporation’s (“Intersil”) management’s current expectations, estimates, beliefs, assumptions, and projections about Intersil’s business and industry. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” “goals,” “targets,” and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. Intersil does not adopt and is not responsible for any forward-looking statements and projections made by others in this press release. Intersil’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Intersil filings with the U.S. Securities and Exchange Commission (“SEC”) (which you may obtain for free at the SEC’s web site at http://www.sec.gov) discuss some of the important risk factors that may affect our business, results of operations, and financial condition. These forward-looking statements are made only as of the date of this communication and Intersil undertakes no obligation to update or revise these forward-looking statements.

— FINANCIAL TABLES TO FOLLOW —

Intersil Corporation

Consolidated Statements of Operations

Unaudited

(In millions, except per share amounts)

	Quarter Ended			Two Quarters Ended
	Jun 29, 2007	Jun 30, 2006	Mar 30, 2007	Jun 29, 2007	Jun 30, 2006
	Q2 2007	Q2 2006	Q1 2007
Net revenues	$178.3	$187.6	$167.7	$346.0	$366.5

Cost of revenues	76.3	80.2	71.5	147.8	157.2

Gross profit	102.0	107.4	96.2	198.2	209.3

Expenses and other income
Research and development	34.1	32.2	30.8	64.9	61.7
Selling, general & administrative	33.3	37.2	30.0	63.3	70.8
Amortization of purchased intangibles	2.4	2.4	2.4	4.8	4.8

Operating income	32.2	35.6	33.0	65.2	72.0
Gain on deferred comp investments, net	0.6	—	0.2	0.8	—
Loss on equity investments, net	—	(1.9)	—	—	(1.9)
Interest income	8.2	7.2	7.9	16.1	14.0

Income before income taxes	41.0	40.9	41.1	82.1	84.1
Income tax expense (benefit)	9.8	(2.1)	8.0	17.8	8.7

Net income	$31.2	$43.0	$33.1	$64.3	$75.4

Earnings per share
Basic net income per share	$0.23	$0.30	$0.24	$0.48	$0.53

Diluted net income per share	$0.23	$0.30	$0.24	$0.47	$0.52

Weighted average shares
Basic	133.5	141.2	135.1	134.3	141.4

Diluted	134.5	144.1	136.7	135.6	144.5

Note: FAS123R was adopted at the beginning of fiscal 2006. Stock compensation recorded in each expense classification above is as follows:

	Quarter Ended			Two Quarters Ended
	Jun 29, 2007	Jun 30, 2006	Mar 30, 2007	Jun 29, 2007	Jun 30, 2007
	Q2 2007	Q2 2006	Q1 2007
Cost of revenues	$1.2	$1.0	$1.0	$2.2	$1.6
Research and development	4.6	4.9	3.4	8.0	8.4
Selling, general & administrative	7.0	8.0	5.4	12.4	14.1

Intersil Corporation

Financial Summary (Non-GAAP)

Unaudited

(In millions, except per share amounts and percentages)

	Quarter Ended			Two Quarters Ended
	Jun 29, 2007	Jun 30, 2006	Mar 30, 2007	Jun 29, 2007	Jun 30, 2006
	Q2 2007	Q2 2006	Q1 2007
Net revenues	$178.3	$187.6	$167.7	$346.0	$366.5

Gross profit	$103.2	$108.4	$97.2	$200.4	$210.9
% of Revenues	57.9%	57.8%	58.0%	57.9%	57.5%

Research and development	29.5	27.3	27.4	56.9	53.3
Selling, general & administrative	25.7	29.2	24.4	50.1	56.7

Operating Income	$48.0	$51.9	$45.4	$93.4	$100.9
% of Revenues	26.9%	27.7%	27.1%	27.0%	27.5%

Interest income	8.2	7.2	7.9	16.1	14.0

Income before income taxes	56.2	59.1	53.3	109.5	114.9

Net income	$42.4	$43.7	$40.2	$82.6	$85.1
% of Revenues	23.8%	23.3%	24.0%	23.9%	23.2%

Earnings Per Share
Basic	$0.32	$0.31	$0.30	$0.62	$0.60
Diluted	$0.31	$0.30	$0.29	$0.60	$0.58

Weighted Average Shares
Basic	133.5	141.2	135.1	134.3	141.4
Diluted	137.4	145.5	137.8	137.6	146.2

Other Financial Metrics:
Free cash flow:
Cash flow from operations	$73.5	$49.2	$44.2	$117.7	$104.6
Proceeds from sales of PP&E	0.5	0.5	4.4	4.9	0.9
Capital expenditures	(1.8)	(12.1)	(4.2)	(6.0)	(22.9)

Free cash flow	$72.2	$37.6	$44.4	$116.6	$82.6

Depreciation	$5.0	$5.9	$5.1	$10.1	$11.8

NOTE: This financial summary excludes amortization of intangibles, stock based compensation, including the adoption of FAS123R at the beginning of fiscal 2006, and unusual items. For operating income only it excludes gains or losses related to deferred compensation investments. These adjustments are included in the Financial Bridge table.

Intersil Corporation

Financial Bridge: GAAP to Non-GAAP

Unaudited

(In millions, except per share amounts)

	Quarter Ended			Two Quarters Ended
	Jun 29, 2007	Jun 30, 2006	Mar 30, 2007	Jun 29, 2007	Jun 30, 2006
	Q2 2007	Q2 2006	Q1 2007
Gross profit on GAAP basis:	$102.0	$107.4	$96.2	$198.2	$209.3
Stock compensation expense	1.2	1.0	1.0	2.2	1.6

Gross profit on Non-GAAP basis:	$103.2	$108.4	$97.2	$200.4	$210.9

Operating income on GAAP basis:	$32.2	$35.6	$33.0	$65.2	$72.0
Acquisition related expenses—intangibles amortization	2.4	2.4	2.4	4.8	4.8
Gain on deferred comp investments, net	0.6	—	0.2	0.8	—
Stock compensation expense	12.8	13.9	9.8	22.6	24.1

Operating income on Non-GAAP basis:	$48.0	$51.9	$45.4	$93.4	$100.9

Net income on GAAP basis:	$31.2	$43.0	$33.1	$64.3	$75.4
Acquisition related expenses—intangibles amortization	2.4	2.4	2.4	4.8	4.8
Loss on equity investments, net	—	1.9	—	—	1.9
Stock compensation expense	12.8	13.9	9.8	22.6	24.1
Associated tax effects	(4.0)	(5.1)	(5.1)	(9.1)	(8.7)
Benefits from discrete tax events	—	(12.4)	—	—	(12.4)

Net income on Non-GAAP basis:	$42.4	$43.7	$40.2	$82.6	$85.1

Diluted Non-GAAP earnings per share	$0.31	$0.30	$0.29	$0.60	$0.58

Diluted GAAP weighted average shares outstanding	134.5	144.1	136.7	135.6	144.5
Diluted weighted average shares difference attributable to FAS 123R	2.9	1.4	1.1	2.0	1.7

Diluted Non-GAAP weighted average common shares outstanding	137.4	145.5	137.8	137.6	146.2

To supplement our consolidated financial statements presented in accordance with GAAP, we have shown above a non-GAAP (pro forma) presentation of the Company’s key financial measure, which is adjusted to reflect the GAAP results excluding stock based compensation expense, amortization of intangibles and unusual items. Additionally, we have presented a measure of our free cash flow. These non-GAAP presentations are provided to enhance the reader’s overall understanding of the Company’s financial performance between periods and in general.

Intersil Corporation

Consolidated Balance Sheets

(In US$ millions)

(unaudited)

	Jun 29, 2007	Jun 30, 2006	Dec 29, 2006
	Q2 2007	Q2 2006	Q4 2006
Assets
Current Assets
Cash, cash equivalents & short-term investments	$579.5	$687.5	$624.0
Trade receivables, net	95.4	114.2	98.1
Inventories	93.9	91.0	92.4
Prepaid expenses and other current assets	13.1	13.9	16.6
Deferred income taxes	23.7	32.7	18.5

Total Current Assets	805.6	939.3	849.6
Other Assets
Property, plant & equipment, net	98.5	103.7	101.1
Purchased intangibles, net	25.1	34.6	29.9
Goodwill	1,417.2	1,421.8	1,419.8
Deferred income taxes	56.0	67.8	67.0
Long-term investments	87.6	45.1	78.6
Other	13.6	11.7	13.1

Total Other Assets	1,698.0	1,684.7	1,709.5

Total Assets	$2,503.6	$2,624.0	$2,559.1

Liabilities and Shareholders' Equity
Current Liabilities
Trade accounts payable	$26.3	$31.6	$24.2
Income taxes payable	55.0	52.0	44.8
Deferred net revenue	13.0	12.3	12.8
Other accrued items	51.2	59.4	55.8

Total Liabilities	145.5	155.3	137.6
Total Shareholders' Equity	2,358.1	2,468.7	2,421.5

Total Liabilities and Shareholders' Equity	$2,503.6	$2,624.0	$2,559.1

# # #